EXHIBIT  23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the 2008 Employees, Directors, Officers and Consultants Stock Option and Stock Award Plan of Physicians Remote Solutions, Inc. of our report dated January 25, 2008 (except as to Note H which is March 6, 2008), with respect to the consolidated financial statements of Physicians Remote Solutions, Inc. and Subsidiary included in the Annual Report on Form 10-KSB for the year ended November 30, 2007.

/s/ Meyler & Company, LLP

Middletown, New Jersey
April 1, 2008